Exhibit 15

November 2, 2007

Avista Corporation

Spokane, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Avista Corporation and subsidiaries for the periods ended September 30, 2007, and 2006, as indicated in our report dated November 1, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated by reference in Registration Statement Nos. 2-81697, 2-94816, 033-54791, 333-03601, 333-22373, 333-58197, 033-32148, 333-33790, 333-47290, and 333-126577 on Form S-8; in Registration Statement Nos. 333-106491, 033-53655, 333-39551, 333-82165, 333-63243, 333-16353, 333-16353-01, 333-16353-02, 333-16353-03, 333-64652, 033-60136, 333-10040, 333-113501, and 333-139239 on Form S-3; and in Registration Statement Nos. 333-62232 and 333-82502 on Form S-4, and in AVA Formation Corp.’s Registration Statement No. 333-131872 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Seattle, Washington